Exhibit 1.01
CONFLICT MINERALS REPORT OF PHILIP MORRIS INTERNATIONAL INC. FOR THE YEAR ENDED DECEMBER 31, 20241

INTRODUCTION
Philip Morris International Inc., a Virginia holding company, was incorporated in 1987. Our subsidiaries and affiliates and their licensees are engaged in the manufacture and sale of cigarettes and smoke-free products.2 We operate in markets primarily outside of the United States of America, with manufacturing and sales facilities in various locations around the world.
This Conflict Minerals Report (the “Report”) is provided in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”), for the reporting period from January 1 to December 31, 2024.
Conflict Minerals are defined by the Securities and Exchange Commission (the “SEC”) as cassiterite, columbite-tantalite, wolframite and gold, and their derivatives, which are limited to tin, tantalum and tungsten (collectively, the “3TGs”). During the reporting period, we contracted to manufacture the following products within the meaning of Rule 13p-1:
•Heat-Not-Burn Products, which use precisely controlled heating devices incorporating our IQOS HeatControl Technology, into which a specially designed and proprietary tobacco unit is inserted in a holder and heated to generate an aerosol, as well as IQOS ILUMA, a precisely controlled heating device which relies on using induction instead of heating a blade. This category also includes related accessories and parts, as well as a heated tobacco product which utilizes external resistive heating technology and that is commercialized under the BONDS brand;
•E-Vapor products. which are battery powered devices that produce an aerosol by vaporizing a tobacco-free liquid solution; and
•Breelib – an inhalation system designed to nebulize a proprietary inhalation solution and which was commercialized by our Wellness and Healthcare business.3
In this report, we refer to these products as “Covered Products.”
In 2024, we sourced our Covered Products from nine direct suppliers (the “Direct Suppliers”). The electronic components of the Covered Products contain one or more 3TGs. The 3TGs used in the Covered Products are necessary for the functionality or production of the Covered Products.
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1 In this report, “PMI,” “Company,” “we,” “us,” and “our” refers to Philip Morris International Inc. and its subsidiaries. Trademarks and science marks in this report are the intellectual property of, or licensed by, the subsidiaries of Philip Morris International Inc. and are italicized.
2 Smoke-free products (“SFPs”) is the term PMI uses to refer to all of its products that provide nicotine without combusting tobacco, such as heat-not-burn, e-vapor, and oral smokeless, and that therefore generate far lower levels of harmful chemicals. As such, these products have the potential to present less risk of harm versus continued smoking.
3 On December 31, 2024, Philip Morris International Inc. completed the previously announced sale of its subsidiary Vectura Group Ltd. to Molex Asia Holdings Ltd., the proprietary holder of intellectual property for Breelib. As such, PMI will no longer contract to manufacture or commercialize Breelib as of January 1, 2025.

We have implemented policies, procedures and due diligence processes to determine whether any of the 3TGs contained in the Covered Products are sourced from the Democratic Republic of the Congo (“DRC”) or any of its adjoining countries (“Covered Countries”) and contribute to the financing of armed conflict in the region. In order to support the economic activity in the region, we have communicated to our Direct Suppliers that we do not discourage them from sourcing 3TGs from the Covered Countries under our Conflict Minerals Policy, (also referred to in this report as the “Policy”), so long as they are sourced in accordance with our Responsible Sourcing Principles (“RSPs”) and the Organization for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”).
We are far removed from the sources of ores from which the 3TGs contained in the Covered Products are procured, as well as from the smelters and refiners that process those ores (“SORs”). Consequently, our efforts to identify the countries of origin for 3TGs that may be used in the Covered Products reflect both (i) our downstream position in the supply chain4; and (ii) the applicable OECD Guidance (as defined below).
DUE DILIGENCE MEASURES
A.Design of Our Due Diligence Measures

In 2024, our Conflict Minerals due diligence processes were performed in line with the internationally recognized due diligence framework provided by the OECD Guidance, as applicable for 3TGs and downstream companies (as the term “downstream companies” is defined in the OECD Guidance)5. As described below, our due diligence measures in relation to Covered Products included:
1.Establishing a process managed by members of management, including a dedicated cross-functional team (the “Conflict Minerals Team”) for carrying out Conflict Minerals supply chain due diligence and reporting compliance;
2.Identifying, assessing and prioritizing Conflict Minerals risks in our supply chain;
3.Engaging with our Direct Suppliers mandating their compliance to our RSPs and urging them to take a proactive role by inviting their value chain partners to join the Responsible Minerals Initiative (the “RMI”);
4.Enhancing current strategies and strengthening deployment to address identified Conflict Minerals risks to the extent possible;
5. Requiring that, in relation to the Covered Products, our Direct Suppliers source only from SORs that have been validated as “conflict free” by the RMI’s Responsible Minerals Assurance Process (“RMAP”), the London Bullion Market Association (“LBMA”), the Responsible Jewelry Council, or a comparable program, and to undertake reasonable due diligence in their respective supply chains to ensure the same; and
6.Reporting annually on metrics relevant to PMI supply chain due diligence.
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4 As a result of our downstream position in the supply chain, our due diligence processes involve PMI seeking data from our Direct Suppliers and those suppliers seeking similar information in their respective supply chains to identify the original sources of the applicable Conflict Minerals. We also rely, to a large extent, on information collected and provided by third-party validation programs. Because our diligence processes rely on information provided by third parties, they may yield inaccurate or incomplete information.
5 “Downstream companies” include metal traders and exchanges, component manufacturers, product manufacturers, original equipment manufacturers and retailers.

B. Due Diligence Program Elements
1.Processes Implemented by Company Management
Conflict Minerals Policy

We have a Conflict Minerals Policy which is communicated to our Direct Suppliers to help achieve responsible sourcing of 3TGs in our supply chain. We are committed to operating with integrity and are focused on the responsible sourcing of 3TGs. In 2024, we updated the Policy to better align it to PMI’s Human Rights Commitment and our RSPs. The Policy is publicly available on our website at: http://www.pmi.com/our-views-and-standards/standards/transparency and it is also attached to this Report as Appendix A.

Internal Team

Under the oversight of our Senior Vice President, Operations, our Conflict Minerals Team is comprised by representatives from our operations, finance and legal functions. The Conflict Minerals Team has the overall responsibility for developing and implementing our Conflict Minerals compliance strategy, as well as for reviewing the ongoing progress and effectiveness of the Conflict Minerals reporting. In addition, when needed this cross-functional team engages with specialists in other functions throughout PMI to review and analyze the information relevant to PMI’s Conflict Minerals due diligence processes and reporting, and to update our due diligence process in order to improve our Direct Suppliers’ performance, where necessary. In 2023, our Conflict Minerals Team commissioned a specialized external consultant to conduct a benchmark to better understand industry leading practices related to the responsible sourcing of minerals. In 2024, we complemented this work by engaging another provider to conduct a sustainability assessment (analysis of social, environmental and supply chain risks) of PMI Critical Raw Materials, including conflict minerals. This research will contribute to further improve our conflict minerals due diligence strategy.
As part of our organizational framework, our Product Regulatory Compliance Team, which is part of the Life Sciences Department reporting to our Chief Life Sciences Officer, also verifies ingredients and materials used in the direct materials for our Covered Products. Any Conflict Minerals reporting and compliance matters that arise during this verification process are analyzed and addressed by the Conflict Minerals Team.
Our senior management and our Board of Directors are informed of the results of our due diligence efforts, supply chain integrity and relationships with our Direct Suppliers.

Supply Chain Transparency Framework

To support PMI’s Conflict Minerals compliance and due diligence program, PMI’s supply chain transparency framework combines internal activities, collaboration with our Direct Suppliers and reliance on the information published by industry programs such as the Responsible Minerals Initiative (the “RMI”). The RMI is a global, non-governmental organization that was founded in 2008 by members of the Responsible Business Alliance (the “RBA”) and the Global e-Sustainability Initiative. It is comprised of over 500 companies and associations from a range of industries. The RMI focuses on the responsible sourcing of minerals and develops best practices and services to support such responsible minerals sourcing. PMI joined the RBA and its Responsible Minerals Initiative in January of 2021.

As part of our Conflict Minerals due diligence processes, we require our Direct Suppliers to use RMI’s Conflict Minerals Reporting Template (“CMRT”) to collect and retain the necessary information on the chain of custody of the 3TGs contained in the parts of the Covered Products that they respectively supplied to us, including information about the SORs from which those 3TGs were sourced. The CMRT is generally regarded as the most widely-used standard to collect information about Conflict Minerals through the supply chain.
In addition to the CMRTs, we ask each of our Direct Suppliers to sign declarations on an annual basis certifying that the information they present to us in their CMRTs is, to the best of their knowledge, accurate and complete, and that each Direct Supplier’s certification is based upon that supplier’s due diligence review and the reasonable country of origin inquiry with respect to any 3TGs in the Covered Products.
Furthermore, in an effort to further enhance our know-your-supplier processes and in close cooperation between our Procurement, Business Practice Compliance, and Legal teams, we have implemented and continue to employ a weekly sanctions screening process on the SORs identified in our supply chain.

Supplier Engagement and Other Compliance Efforts

Our Direct Supplier arrangements also include Conflict Minerals-related provisions that: (i) are consistent with our Conflict Minerals Policy, (ii) require our Direct Suppliers to comply with our due diligence requests; and (iii) encourage our Direct Suppliers to participate in industry-wide or material-specific supply chain mapping initiatives.
In addition, and consistent with our efforts as described in the Conflict Minerals report for the period ended December 31, 2023 (the “2023 Report”), in 2024, we continued to undertake the following efforts to further improve due diligence and supplier engagement:

•Supplier capability building through dedicated sessions focused on understanding compliance requirements for sourcing of conflict minerals, including the underlying SEC regulations.
•Further engagements with our Direct Suppliers to exercise reasonable due diligence on the source and chain of custody of minerals from conflict-affected and high risk areas, as described in our Policy and our Responsible Sourcing Principles. Our Direct Suppliers were further encouraged to actively engage in third party audit programs such as the RMAP and to participate in trainings provided by RMI with regards to Conflict Minerals sourcing, review their supply chain due diligence processes related to Conflict Minerals sourcing in terms of accuracy and timeliness of responses, and continue to improve compliance.
•Following a successful pilot in 2023, where we increased the frequency of the conflict minerals data collection to twice a year with two of our Direct Suppliers, in 2024 we expanded this practice to all of our Direct Suppliers. This enhanced monitoring has significantly improved the quality of the data collected.

As a result of our continuous improvement efforts, in 2024, we saw satisfactory levels of both timeliness and completeness of the information submitted to us by our Direct Suppliers. Specifically in 2024:

•We continued to deploy the RBA due diligence process to manage our supply chain – this program includes self-assessment questionnaires and a validated assurance program (that includes on-site audits) to monitor the sourcing of conflict minerals from our Direct Suppliers;
•We engaged with Direct Suppliers to ensure their understanding of our requirements relating to the responsible sourcing of minerals;
•We used our supplier due diligence program to assess our Direct Suppliers’ compliance with our Responsible Sourcing Principles, which also cover the responsible sourcing of the 3TGs;
•We communicated to our Direct Suppliers our expectation that they use SORs certified as compliant with the Responsible Minerals Assurance Process (“Compliant SORs”)6 for the manufacture of the Covered Products, and have held online conferences with our Direct Suppliers to reinforce this expectation. Please see “Section C” below for additional information;
•We continued to mandate conflict minerals due diligence based on the OECD Guidance and training as a prerequisite to engagement with any new direct suppliers of electronics; and
•We continued to support our due diligence efforts with appropriate record retention practices; and
•We continued to regularly monitor and assess potential risks within our value chain, including those linked to sourcing of minerals.

Grievance Mechanism
We have a grievance mechanism called the PMI Ethics & Compliance Help Line that allows our employees, our business partners and stakeholders to report any suspected violation of PMI´s principles and practices to the senior management or the Ethics & Compliance Department. Reports can be made through face-to-face discussions or via email if the employee prefers to remain anonymous. We maintain both a dedicated email address: PMI.EthicsandCompliance@pmi.com, and an independently operated and confidential Compliance Helpline, that operates a phone line and a webline. Concerns can also be reported by our employees confidentially or anonymously. Any such reports related to Conflict Minerals are to be forwarded to the Conflict Minerals Team that will review them and help design appropriate response measures. In addition, we encourage our suppliers to establish their own grievance mechanisms.
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6 RMI defines an SOR as Active if it participates in the Responsible Minerals Assurance Process (“RMAP”) and has committed to undergo an audit with RMI or a cross-recognized certification entity. Upon successful completion of the audit, such SORs are then designated as RMAP-Compliant SORs.

2. Identify and Assess Risk in the Supply Chain
We reviewed the answers to the CMRT received from our Direct Suppliers and assessed their completeness, clarity and consistency. We worked with our Direct Suppliers to understand their due diligence process, ensuring their understanding of our Conflict Minerals policy and requirements, as well as obtaining a list of SORs in their respective supply chains for the Covered Products.
Our Direct Suppliers confirmed that some of the SORs in their supply chain may source 3TGs from the Covered Countries and that the 3TGs may not be from recycled or scrap sources. As part of our risk assessment, we checked whether these SORs were Compliant SORs by comparing the facilities identified by our Direct Suppliers against the list provided by the RMI and its Responsible Minerals Assurance Process (“RMAP”), as well as the list provided by the London Bullion Market Association (“LBMA”). We also followed up with additional information requests to obtain the necessary details to better assess the reliability of the responses and the risks in our supply chain in instances where the responses received were not clear or where the SORs were not certified as RMAP- compliant.
Please also see Section B.1 for the discussion of our efforts in 2024 to help identify and assess risk in our supply chain related to 3TG sourcing.

3. Design and Implement a Strategy to Respond to Risks in the Supply Chain
We designed a strategy to respond to risks related to Conflict Minerals in our supply chain. When the members of the Conflict Minerals Team become aware that the due diligence of our direct or indirect suppliers needs improvement, they provide feedback, ask clarifying questions and demand corrective actions where necessary. The members of the Conflict Minerals Team provide information and training to our Direct Suppliers and determine appropriate follow-up actions, if any, to mitigate any identified risks. Follow-up actions may include, but are not limited to, finding alternate sources of supply or terminating existing supplier relationships, as appropriate. We have communicated to our Direct Suppliers that they should further implement, and communicate to their suppliers to implement, the due diligence standards that reflect the OECD Guidance. Steps to improve the accuracy of the due diligence process are described in Sections B.1 above and D below.

4. Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain
We rely on the RMI’s Responsible Minerals Assurance Process for the performance of third-party audits of SORs. To the extent possible, we review whether any 3TGs sourced from the Covered Countries are “DRC conflict-free” based on the information provided by our Direct Suppliers and the information available on the RMI’s website. We encourage our suppliers to join the RBA and the RMI. In addition, as described above, we have communicated to our Direct Suppliers our expectation that they use Compliant SORs for the manufacture of our Covered Products.

5. Report on Supply Chain Due Diligence

This Report will be filed with the SEC and will also be publicly available at http://www.pmi.com/our-views-and-standards/standards/transparency.

C. Reasonable Country of Origin Inquiry ("RCOI") and Due Diligence on the Source and Chain of Custody

We asked our Direct Suppliers to provide answers to the CMRT to ascertain whether any 3TGs contained in the Covered Products originated from Covered Countries. Based on the evaluation of our Direct Suppliers’ responses to their CMRT, we had reason to believe that some of the 3TGs in the Covered Products manufactured in 2024 may have originated in the Covered Countries and were not entirely from recycled or scrap sources.

With respect to the Covered Products, through the CMRT, based on information received from our Direct Suppliers, for 2024: (i) 100% of their suppliers provided responses to the CMRT; (ii) 3TGs contained in some Covered Products may have originated from the Covered Countries; and (iii) no 3TGs contained in the Covered Products come from recycled or scrap resources. On an aggregate basis, our Direct Suppliers have identified 241 SORs supplying 3TGs in our supply chain that were found to be eligible for the Reasonable Minerals Assurance Process. Of these SORs:

•241 (100%) were confirmed to be RMAP-Compliant or RMAP-Active,7 effectively confirming that they are already engaged in the Reasonable Minerals Assurance Process.
•Of these 241 SORs, 5 SORs were identified to be located in in 4 of the Covered Countries: 2 SORs in Rwanda, 1 SOR in the DRC, 1 SOR in Tanzania and 1 SOR in Uganda.
•All these 5 SORs were confirmed to be RMAP-Compliant.
•No SORs in our supply chain were confirmed to be non-conformant.

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7 RMI defines an SOR as Active if it participates in the Responsible Minerals Assurance Process and has committed to undergo an audit with RMI or a cross-recognized certification entity. Upon successful completion of such an audit, such SORs would become Compliant SORs.

D. Steps to Further Improve Due Diligence

As part of PMI’s RMI membership, in 2024 we have continued our active participation in RMI projects and initiatives. In addition, we plan to concentrate on the following steps in the future:

•As part of our Responsible Sourcing Principles framework, continue to engage with our Direct Suppliers to further clarify our expectation related to responsible sourcing of conflict minerals/3TGs for our products from Compliant SORs;
•Continue to encourage our Direct Suppliers to further strengthen due diligence measures in line with the OECD Guidance, thereby improving the quality and completeness of supply chain information available to us.
•Continue raising awareness and provide training on our Policy, grievance mechanism requirements, compliance expectations and information to our present Direct Suppliers and future direct suppliers – this includes encouraging them to take e-learning courses available through the RBA eLearning Academy;
•Encourage our Direct Suppliers to continue to enforce their respective Conflict Minerals policies throughout their value chains;
•Increase our engagement and collaboration with RMI to strengthen the implementation of RMI due diligence tools with relevant supply chains;
•Continue to closely monitor the developing situation in the DRC and to leverage RMI’s guidance and updates on this topic;
•Continue training our employees responsible for the procurement of materials in scope of due diligence to enhance their processes and increase data reliability;
•Continue to enhance the CMRT data assurance process with our Direct Suppliers;
•Based on the positive outcome 2024 exercise with our Direct Suppliers to increase the CMRT data collection frequency to biannual, we will continue our efforts to enhance our processes to increase transparency and improve performance in our supply chain for the Covered Products;
•Collaborate with other value chain partners to strengthen our due diligence process and source minerals responsibly; and
•Continue to contact non-conformant SORs in order to encourage them to obtain RMAP certification and, if they are not responsive or not interested, continue to ask our Direct Suppliers to disengage such SORs from our supply chain for the Covered Products going forward.

E. Independent Private Sector Audit

An independent private sector audit is not required for this Report.

Forward-Looking and Cautionary Statements

This Conflict Minerals Report contains projections of future results and goals and other forward-looking statements, including statements regarding business and operational plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.

PMI’s business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco and/or nicotine use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia’s invasion of Ukraine; changes in adult smoker behavior; the impact of natural disasters and pandemics on PMI’s business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; recent and potential future tariffs imposed by the U.S. and other countries; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI’s future profitability may also be adversely affected should it be unsuccessful in its attempts to introduce, commercialize, and grow smoke-free products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our smoke-free products’ performance.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

Appendix A
Conflict Minerals Policy

PMI Responsible Sourcing of Minerals Policy

At Philip Morris International (PMI), we are committed to doing business in line with internationally recognized principles on human rights, environmental management, business integrity, and anti-corruption. PMI recognizes that the responsible sourcing of minerals is an important societal issue, and in alignment with our Human Rights Commitment and Responsible Sourcing Principles (RSPs), PMI exercises reasonable due diligence to ensure that minerals entering PMI’s supply chain do not contribute to the funding of armed groups, fuel forced labor, or support other human rights abuses through our purchasing decisions and practices.

We endorse the Organization for Economic Cooperation and Development’s (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (hereafter referred to as "OECD Guidance").

In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) on conflict minerals, we have implemented policies, procedures and due diligence processes, to determine whether tin, tantalum, tungsten and gold (collectively, the “3TGs” or “conflict minerals”) contained in Covered Products1 are sourced from the Democratic Republic of the Congo (“DRC”) or any of its adjoining countries (“Covered Countries”2), and contribute to the financing of armed groups that are committing human rights abuses. In order to support the economic activity in the region, we have communicated to the suppliers from whom we source our Covered Products (“Direct Suppliers”), that we do not discourage them from sourcing 3TGs from the Covered Countries, so long as they are sourced in accordance with the SEC’s rules on conflict minerals, our RSPs and the OECD Guidance.

In support of this policy, PMI commits to:
1.Not knowingly procure conflict minerals that originate from a Covered Country;
2.Implement and update a process managed by members of management, including a dedicated cross-functional team (the “Conflict Minerals Team”), for carrying out conflict minerals supply chain due diligence and reporting compliance;
3.Identify, assess, and prioritize conflict minerals risks in our supply chain;
4.Engage with our Direct Suppliers requiring their compliance to our RSPs;
5.Encourage Direct Suppliers to invite their value chain partners to join the Responsible Minerals Initiative (the “RMI”);
6.Require that, in relation to the Covered Products, our Direct Suppliers source only from smelters or refiners (SORs) that have been validated as “conflict free” by the RMI’s Responsible Minerals Assurance Process (RMAP), the London Bullion Market Association (LBMA), the Responsible Jewelry Council (RJC), or a comparable program, and to undertake reasonable due diligence in their respective supply chains to assure the same;
1 “Covered products” are defined by the US SEC as those products that PMI manufactures or contracts to be manufactured that contain tin, tungsten, tantalum or gold.
2 “Conflict minerals” and “covered countries” are defined by Section 1502 of the US Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)

7.Design and implement strategies to respond to conflict minerals risks identified;
8.Collaborate with customers, suppliers and industry associations such as the RMI to advance the agenda related to the responsible sourcing of minerals;
9.Report annually on PMI conflict minerals supply chain due diligence activities, following SEC’s rules on conflict minerals.

We require our Direct Suppliers to exercise reasonable due diligence on the source and chain of custody of minerals and metals from conflict-affected and high-risk areas, including the 3TGs, in accordance with the SEC’s rules on conflict minerals, the OECD Guidance, or any other nationally or internationally recognized supply chain due diligence standard of equivalent nature. We also expect our suppliers to perform reasonable due diligence for other materials that are, from time to time, identified by PMI as directly or indirectly contributing to violations of human rights, including risks identified in Annex II of the OECD guidance3, and/or climate change.

Recognizing the social and environmental impacts of cobalt, in addition, we also take reasonable measures to ensure that all smelters and refiners in our cobalt supply chain take part and actively engage in third party audit programs such as the RMAP from the RMI.

If these requirements are not met, PMI will proactively work with the supplier to further develop their capabilities in responsible mineral due diligence. PMI may terminate relationships with its suppliers that do not make efforts to comply with our policy.

As our company transforms, a key area of focus is our expanding electronics manufacturing supply base. The electronics supply chain is complex and dynamic, and comes with specific challenges, including the presence of conflict minerals and other minerals. In this respect, PMI recognizes the growing concerns related to a broad range of human rights and environmental issues across Conflict-Affected and High-Risk Areas (CAHRAs) globally. Through our continuous engagement with the RMI, we will expand our approach to the responsible sourcing of minerals and related due diligence practices to reflect the evolution of our business and advancing industry standards for responsible sourcing. We will also explore opportunities to expand our sourcing standards to a wider set of minerals beyond 3TGs.

The policy will be periodically reviewed and updated to reflect changes in regulations and leading practices.

3 Risks identified in OECD Annex II as associated with the extraction, transport or trade of minerals include, but are not limited to, forced labor and child labor.

Appendix B
List of SORs identified by our Direct Suppliers as part of the supply chain for Covered Products

Subject Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner
Gold	L'Orfebre S.A.	ANDORRA
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Coimpa Industrial LTDA	BRAZIL
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Royal Canadian Mint	CANADA
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Gold by Gold Colombia	COLOMBIA
Gold	SAFINA A.S.	CZECHIA
Gold	WEEEREFINING	FRANCE
Gold	Agosi AG	GERMANY
Gold	Aurubis AG	GERMANY
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Germany GmbH Co. KG	GERMANY
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Bangalore Refinery	INDIA
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	Chimet S.p.A.	ITALY
Gold	Italpreziosi	ITALY
Gold	T.C.A S.p.A	ITALY
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	ASAHI METALFINE, Inc.	JAPAN
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Chugai Mining	JAPAN
Gold	Dowa	JAPAN

Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Japan Mint	JAPAN
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	DSC (Do Sung Corporation)	SOUTH KOREA
Gold	Korea Zinc Co., Ltd.	SOUTH KOREA
Gold	LS MnM Inc.	SOUTH KOREA
Gold	LT Metal Ltd.	SOUTH KOREA
Gold	NH Recytech Company	SOUTH KOREA
Gold	SungEel HiMetal Co., Ltd.	SOUTH KOREA
Gold	Torecom	SOUTH KOREA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	REMONDIS PMR B.V.	NETHERLANDS
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Impala Platinum - Platinum Metals Refinery (PMR)	SOUTH AFRICA
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Boliden Ronnskar	SWEDEN
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	MKS PAMP SA	SWITZERLAND
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Valcambi S.A.	SWITZERLAND
Gold	Elite Industech Co., Ltd.	TAIWAN, REPUBLIC OF
Gold	Solar Applied Materials Technology Corp.	TAIWAN, REPUBLIC OF
Gold	GG Refinery Ltd.	TANZANIA
Gold	Istanbul Gold Refinery	TURKEY
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY

Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	Materion	UNITED STATES OF AMERICA
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Tantalum	AMG Brasil	BRAZIL
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	CHINA
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	QSIL Metals Hermsdorf GmbH	GERMANY
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	KEMET de Mexico	MEXICO
Tantalum	PowerX Ltd.	RWANDA
Tantalum	TANIOBIS Co., Ltd.	THAILAND
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA
Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tin	Aurubis Beerse	BELGIUM

Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Soft Metais Ltda.	BRAZIL
Tin	Super Ligas	BRAZIL
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tin	Mining Minerals Resources SARL	CONGO, DEMOCRATIC REPUBLIC OF THE
Tin	Feinhutte Halsbrucke GmbH	GERMANY
Tin	Precious Minerals and Smelting Limited	INDIA
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Babel Surya Alam Lestari	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Serumpun	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Mitra Sukses Globalindo	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA
Tin	PT Rajawali Rimba Perkasa	INDONESIA
Tin	PT Rajehan Ariq	INDONESIA

Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur (SIM)	INDONESIA
Tin	PT Timah Nusantara	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Dowa	JAPAN
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	JAPAN
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	MALAYSIA
Tin	DS Myanmar	MYANMAR
Tin	Minsur	PERU
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Fenix Metals	POLAND
Tin	Luna Smelter, Ltd.	RWANDA
Tin	Aurubis Berango	SPAIN
Tin	CRM Synergies	SPAIN
Tin	Rui Da Hung	TAIWAN, REPUBLIC OF
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	Thaisarco	THAILAND
Tin	Woodcross Smelting Company Limited	UGANDA
Tin	Alpha Assembly Solutions Inc	UNITED STATES OF AMERICA
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Cronimet Brasil Ltda	BRAZIL
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	Hubei Green Tungsten Co., Ltd.	CHINA
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA

Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Philippine Bonway Manufacturing Industrial Corporation	PHILIPPINES
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, REPUBLIC OF
Tungsten	Lianyou Resources Co., Ltd.	TAIWAN, REPUBLIC OF
Tungsten	Global Tungsten & Powders LLC	UNITED STATES OF AMERICA
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIETNAM
Tungsten	Kenee Mining Corporation Vietnam	VIETNAM
Tungsten	Masan High-Tech Materials	VIETNAM
Tungsten	Tungsten Vietnam Joint Stock Company	VIETNAM